FOR IMMEDIATE RELEASE

                                                         Contact: Mark R. Holden
                                                                    765-771-5310



                           WABASH NATIONAL CORPORATION
                ANNOUNCES $100 MILLION CONVERTIBLE NOTES OFFERING


         LAFAYETTE, INDIANA, July 22, 2003 . . . Wabash National Corporation (NYSE: WNC) announced today that it intends to raise approximately $100 million through an offering of five-year senior unsecured notes that will be convertible into shares of Wabash's common stock, subject to market and other conditions. The interest rate, conversion price and offering price are to be determined by negotiations between Wabash and the initial purchasers of the notes. The Company may raise up to an additional $25 million upon exercise of an option granted to the initial purchasers in connection with the offering.

         The Company expects to use the net proceeds of the offering to repay outstanding indebtedness.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular pursuant to Rule 144A under the Securities Act of 1993, as amended. The securities have not been, and will not be, registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash(TM) brand name. The Company is one of the world's largest manufacturers of truck trailers and a leading manufacturer of composite trailers. The Company's wholly owned subsidiary, Wabash National Trailer Centers, is one of the leading retail distributors of new and used trailers and aftermarket parts throughout the U.S. and Canada.

         This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled "Risk Factors" contained in the Company's 2002 Annual Report on Form 10-K filed with the SEC, that could cause the Company's actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements.